UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
 (Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2025

CompoSecure, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39687	85-2749902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)
(908) 518-0500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	CMPO	Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Form 8-K/A amends the Current Report on Form 8-K filed by CompoSecure, Inc. on July 14, 2025 (the “Original Report”). This amendment is being filed solely for the purpose of including the required XBRL tagging on the cover page, which was inadvertently excluded from the Original Report. Except for the foregoing, this amendment does not modify or update any disclosure contained in the Original Report or its exhibits.

Item 1.01	Entry into a Material Definitive Agreement

In order to facilitate the Director Appointments (as defined below), on July 12, 2025, CompoSecure, Inc. (the “Company”) entered into an Amended and Restated Waiver Agreement (the “A&R Waiver Agreement”) to that certain Governance Agreement (the “Governance Agreement”), dated September 17, 2024, by and among the Company and each of Resolute Compo Holdings LLC and Tungsten 2024 LLC (collectively, the “Holder”), pursuant to which, subject to the terms and conditions contained therein, (i) each party reaffirmed its waiver of the requirement under the Governance Agreement to maintain a board size of eleven directors and (ii) the Holder reaffirmed its waiver of its right under the Governance Agreement to designate a sixth director to the Board.

The above summary of the A&R Waiver Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 12, 2025, the Board appointed Rebecca Corbin Loree and Kevin Moriarty to serve as members of the Board, effective immediately (the “Director Appointments”). Mrs. Corbin Loree will hold office as a Class III director, for a term expiring at the Company’s annual meeting of stockholders to be held in 2027, and will also serve on the Compensation Committee of the Board. Mr. Moriarty will hold office as a Class I director, for a term expiring at the Company’s annual meeting of stockholders to be held in 2028, and will also serve on the Audit Committee of the Board.

Ms. Corbin Loree is Chief Executive Officer of Corbin Advisors, LLC, a leading strategic investor relations and communications advisory firm, which she founded in 2007. Under her leadership, the firm has grown to serve public and private companies globally, with experience including over half of the S&P 500, and is recognized for its proprietary Inside the Buy-side® and Voice of Investor® research. Prior to founding Corbin Advisors, she served as a Vice President within Thomson Reuters’ Capital Markets Intelligence division, where she established and led the firm’s investor perception study practice. Ms. Corbin Loree is a frequent speaker and media contributor on investor communication and market trends and currently serves on the boards of several nonprofit organizations. She received a B.S. in Business Management with honors from Washington College.

Mr. Moriarty currently serves as Principal of KMM Ventures LLC, where he advises and invests in early-stage companies. From 2018 to 2020, he served as Executive Vice President and Chief Financial Officer of Blue Yonder, a global supply chain software company. Prior to that, he served as Senior Vice President and Chief Financial Officer of Avnet, Inc., a Fortune 500 leading global technology distributor and solutions provider, from 2013 to 2017, and previously held senior financial leadership roles at Honeywell International Inc. and Bristol-Myers Squibb Company. Mr. Moriarty began his career at PricewaterhouseCoopers LLP, where he was an audit partner. He received his B.S. in Accounting with honors from Rutgers University. Mr. Moriarty currently serves on the board of directors of Vertiqal Studios (TSX: VRTS), where he serves as the chairman of the audit committee and the corporate governance and nominating committee.

In connection with their appointments, each of Ms. Corbin Loree and Mr. Moriarty will receive, pursuant to the Fifth Amended and Restated CompoSecure, Inc. Non-Employee Director Compensation Policy and the CompoSecure, Inc. 2021 Equity Incentive Plan, a sign-on equity award in the form of stock options with a grant date value of approximately $200,000 and a prorated portion of a $250,000 annual award in the form of stock options, each of which will vest over a four-year period starting on the date of the commencement of their Board service. Additionally, in connection with their appointments, each of Ms. Corbin Loree and Mr. Moriarty will enter into customary indemnification agreements in the same form provided to other directors of the Company.

On July 14, 2025, the Company issued a press release announcing the appointments of Ms. Corbin Loree and Mr. Moriarty, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 (d) Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1	Amended and Restated Waiver Agreement, dated July 12, 2025, by and between CompoSecure, Inc., Resolute Compo Holdings LLC and Tungsten 2024 LLC
10.2	Fifth Amended and Restated CompoSecure, Inc. Non-Employee Director Compensation Policy
99.1	Press release of CompoSecure, Inc, dated July 14, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CompoSecure, Inc.

Date: July 17, 2025	By:	/s/ Steven J. Feder
	Name:	Steven J. Feder
	Title:	General Counsel & Corporate Secretary